Exhibit 10.1

April 6, 2015

Sagent (China) Pharmaceuticals Co., Ltd.

Attention: Mrs. Amy Wang

Room 302, Building 2,

No. 8 Kexin Road, West Park, Chengdu High-tech Zone,

Chengdu, Sichuan Province,

PRC

Dear Sirs/Madam,

Fixed Assets Committed Loan Facility Offer Letter

JPMorgan Chase Bank (China) Company Limited, Shanghai Branch, (the “Bank”) is pleased to make available to Sagent (China) Pharmaceuticals Co., Ltd. (the “Borrower”) the following fixed assets loan committed facility (the credit facility for each currency being individually and collectively referred to as the “Facility”) in support of your banking requirements subject to the terms and conditions set out in this offer letter and the Standard Terms and Conditions (the “Standard Terms”) attached to this offer letter which shall be incorporated in this offer letter by reference in their entirety (this offer letter and the Standard Terms and Conditions, as amended, supplemented or replaced from time to time, shall be collectively referred to as the “Offer Letter”). This Offer Letter shall become effective from the date stated above or the date on which the Bank receives a duly signed acceptance of this Offer Letter to its satisfaction, whichever is later (the “Effective Date”).

In order to use any of the Facility, the Borrower shall, from time to time, send a request to the Bank in writing for drawings under the Facility. The availability of the Facility will be subject to the satisfaction of all conditions precedent set forth in the Offer Letter and Standard Terms by the Borrower (unless otherwise waived in writing by Bank) and the availability of lending room within the regulatory ceilings of the Bank. The Bank agrees to provide the Facility on the terms and conditions of this Offer Letter and subject to the determination by the Bank of the Borrower’s actual need for such Facility (as assessed by the Bank from time to time depending on the Borrower’s current and relevant financial, business and credit conditions).

Notwithstanding anything to the contrary in this Offer Letter, the Bank shall have the right to cancel or suspend, or determine whether or not to permit drawings in relation to the Facility mentioned herein solely to the extent required to comply with any applicable laws or regulations at any time without prior notice to the Borrower, or as otherwise agreed between the parties. Bank shall endeavor to provide subsequent notice to Borrower of such cancellation, suspension or determination but shall have no liability to Borrower for the failure to provide such notice.

Lender / Bank	:	JPMorgan Chase Bank (China) Company Limited, Shanghai Branch

Borrower	:	Sagent (China) Pharmaceuticals Co., Ltd.

Facility Amount	:	The Facility will be available as follows: The Facility Amount is USD Eighteen Million (USD 18,000,000) Facility.

Purposes	:

The Bank makes available to the Borrower the Facility for the following fixed assets investment related purpose (the “Purpose”):

To finance capital expenditures related to the Project, including but not limited to equipment purchases, installation and commissioning, engineering design and consulting fees, and related personnel, utility, miscellaneous expenses that are capitalized by the Borrower

Except as agreed by the Bank, the Facility shall be used solely for the purpose stated above. It shall not, in any way whatsoever, be used for or applied towards any other purposes including, without limitation, investment in equity or be utilized in areas or for purposes where the production or operation is expressly prohibited under PRC law.

Project	:	Production line expansion for injectable pharmaceutical products the “Project”)

Final Maturity Date	:	60 months from the Effective Date (the “Final Maturity Date”).

Availability Period	:	The availability period for Drawings will be 12 months, commencing from the Effective Date (the “Availability Period”). The undrawn part of the Facility shall be automatically cancelled on the last day of the Availability Period.

Ultimate Parent Company	:	Sagent Pharmaceuticals, Inc.

Interest Rate for Drawing	:	1.

The rate of interest per annum applicable to each Drawing under the Facility for each Interest Period shall be 325 basis points over (i) LIBOR plus the regulatory surcharge (which is 0 basis points now, subject to the change from time to time) if the long term foreign debt quota of the Bank is available; or (ii) if the long term foreign debt quota is not available, the Bank’s prevailing cost of funds, which shall be determined by the Bank at its reasonable discretion based on prevailing market conditions, defined as the rate per annum reasonably determined by the Bank to be its cost in funding or taking deposits in an amount comparable to the proposed Drawing or such relevant sum(s) together with any other costs occasioned by or attributable to complying with reserves, liquidity, deposit or other requirements imposed from time to time by any relevant authorities, governmental or otherwise.

Interest shall be calculated on the basis of a 360-day year and for the actual number of days elapsed.

		2.	The Borrower shall pay the due and payable interest for each Drawing on each Interest Settlement Date and all the outstanding amount of interest shall be paid upon the Final Maturity Date.

Facility Fee and Bank Charges	:	1.	Nil.

Interest Period	:

In relation to each Drawing under the Facility, 3 months for such Drawing or any other period as agreed by the Borrower and the Bank.

Each Interest Period for a Drawing shall start on the Drawdown Date or (if already made) on the last day of its preceding Interest Period. If an Interest Period for a Drawing would extend beyond the expiry date of the Final Maturity Date, such Interest Period shall be shortened so that it will end on the expiry date of the Final Maturity Date. If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Repayment	:	Interest for any Drawings shall only be paid on each Interest Settlement Date, and the principal shall be repaid in accordance with the following repayment schedule:

		Principal Repayment No.	Principal Repayment Date	Repayment Percentage of the Outstanding Amount of each Drawn as of the end of the Availability Period
		1.	36 Months from the Effective Date	10%
		2.	42 Months from the Effective Date	20%
		3.	48 Months from the Effective Date	20%
		4.	54 Months from the Effective Date	25%
		5.	60 Months from the Effective Date	25%

			Total	100%

Default Interest Rate	:	In relation to the Facility, if the Borrower fails to pay any sum on its due date for payment under this Offer Letter (a “Failure To Pay”) or applies the proceeds of any Drawing(s) other than for the Purpose stated above (a “Misappropriation”), the Borrower will pay interest at a rate of 2% per annum plus applicable Interest Rate (i) on the overdue amount from the due date up to the date of actual payment in the event of Failure To Pay, or (ii) from the date of such Misappropriation on the basis of the amount misappropriated and the actual number of days elapsed for such Misappropriation in accordance with applicable laws and/or in the exercise of the Bank’s reasonable discretion.

Guaranty	:	The Borrower shall cause to be provided to the Bank a Guaranty by the Ultimate Parent Company in form and substance reasonably acceptable to the Bank. Borrower and Bank acknowledge and agree that JPMorgan Chase Bank, N.A., or one or more of its subsidiaries or affiliates, may act as Bank’s agent under such Guaranty and any collateral documents related thereto.

Cross-Acceleration	:	Without limiting the scope of the Bank’s right to make demand pursuant to the terms of this Offer Letter, if there is an acceleration of the Credit Agreement, dated as October 31, 2014, by and among the Ultimate Parent Company, certain subsidiaries of the Ultimate Parent Company, JPMorgan Chase Bank, N.A. and the other lenders party thereto (as amended, restated, amended and restated, supplemented or otherwise modified, the (“Parent Credit Facility”), the Bank may, at its option, demand immediate repayment of the Facility.

Drawings	:	All Drawings are subject to the satisfaction of all relevant conditions precedent by the Borrower (unless otherwise waived in writing by Bank) in accordance with the terms and conditions of this Offer Letter and the availability of lending room within the Bank’s regulatory ceilings. In respect of all Drawings, the Borrower shall submit an irrevocable and duly completed Request in respect of a particular Drawing, such Drawing to be received by the Bank no later than 10.00 a.m. (Beijing time) 10 Business Days immediately preceding the proposed Drawdown Date.

Disbursements of proceeds	:	The proceeds of the Facility shall be disbursed through the fixed asset loan bank account (“Loan Account”), be disbursed directly to the payee as instructed by the Borrower in writing in order to comply with the relevant PRC regulatory and legal requirements (“Entrusted Disbursement ”).

Solely to the extent required to comply with the relevant PRC regulatory and legal requirements, for the purpose of such Disbursement by the Bank, the Bank may require the Borrower to provide the following information or supporting documents to the Bank:

1)	Request for the proposed Drawing;

2)	transaction materials (which may include without limitation contracts and invoices in relation to the payment(s) to be made with the loan proceeds under the Facility to be drawn) evidencing the payment requirement(s) to be funded by the loan proceeds under the Facility; and

3)	instruction(s) to the Bank for payment of the loan proceeds to relevant counterparties.

The Borrower shall promptly comply with such request and/or on a regular basis, frequency of which will be decided by the Bank. The Bank reserves the right to withhold the disbursement of the loan proceeds under the Facility until and unless the Bank has received the relevant information or supporting documents from the Borrower in form and substance reasonably satisfactory to the Bank, and the Bank shall not be liable to the Borrower or any other party for any losses, liabilities, costs and expenses suffered or incurred (whether directly or indirectly) by the Borrower or such other party as a result of the non-disbursement.

The Borrower shall not be exempted from the application of Entrusted Disbursement by breaking a single payment of loan proceeds under relevant transaction into several smaller amounts.

		The Borrower undertakes that, without prior consent of the Bank, it will not pay or instruct the Bank to pay any loan proceeds under the Facility to any of its own accounts opened with any other bank or financial institutions. Further, the Borrower shall indemnify the Bank for any and all losses, liabilities, costs and expenses incurred by the Bank arising from and/or in connection with (i) the Bank complying with the instructions of the Borrower to disburse the relevant funds and/or (ii) the Bank relying on the Borrower’s disclosure of information and/or submission of supporting documents to the Bank such that the Bank disbursed the relevant funds, gross negligence, bad faith and willful misconduct of Bank excepted as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Banking Relationship	:	1.	Where practical and to ease administrative procedures, the Bank will be a loan disbursement bank for the Borrower. The Borrower will be required to open and maintain the Loan Account at the Bank for funding purposes.

		2.

Borrower shall provide the following documents to the Bank:

Audited fiscal year-end financial statements of Borrower within 180 days of the end of the fiscal year prepared in a manner consistent with Chinese statutory requirements; and

		•	All other reporting of the Ultimate Parent Company required in the Parent Credit Facility, provided that, so long as JPMorgan Chase Bank, National Association is a lender under the Ultimate Parent Company’s Parent Credit Facility, such delivery requirements shall be satisfied by delivery under such Parent Credit Facility.

Designated Account	:	The following account shall be designated as soon as practicable after the date hereof, in accordance with the applicable laws and regulations, to be the accounts to receive funds in the course of the Borrower’s business operations: account number: XXXX1254; account bank: Agricultural Bank of China, Sichuan Branch, Guanghua Sub-branch.

Beneficial Interest in the Borrower	:	Except with the consent of the Bank pursuant to the “Written Consent for Change in Percentage of Ultimate Parent Company’s Beneficial Interest in Borrower” section below, the Borrower shall, for the period commencing from the Effective Date up to and including the date of repayment by the Borrower of all the outstanding amount under Drawings or the date of cancellation of all the Facility in accordance with the terms and conditions of the Offer Letter, ensure that the Ultimate Parent Company holds, directly or indirectly, no less than 100% interest in the Borrower (other than the pledge of certain shares pursuant to the Share Purchase Agreement between Ultimate Parent Company and Chengdu Kanghong Pharmaceuticals (Group) Co. Ltd dated April 30, 2013 and the Share Pledge Agreement between Ultimate Parent Company and Chengdu Kanghong Pharmaceuticals (Group) Co. Ltd dated April 30, 2013).

Specific Conditions Precedent	:	Conditions precedent are limited to the following:

• Completion of Know Your Customer due diligence of the Borrower and Ultimate Parent Company to the extent required by the Bank or its affiliates.

• Other Conditions Precedent stated under clause 2 of Standard Terms and Conditions.

Cost and Expenses	:	The Borrower and/or the Ultimate Parent Company will be responsible for all reasonable and documented out-of-pocket expenses incurred by the Bank to the extent permitted by the laws and regulations, including all transaction fees, taxes, charges and reasonable legal fees.

Written Consent for Change in Percentage of Ultimate Parent Company’s Beneficial Interest in Borrower	:	The Borrower shall obtain the prior written consent from the Bank if Ultimate Parent Company ceases to hold a beneficial interest in the Borrower of 100%.

This Offer Letter supersedes all previous offer letters of the Bank concerning the Facility. Kindly indicate your acceptance of the terms and conditions of the Offer Letter by signing and returning the duplicate of the Offer Letter. The acceptance of the Facility by the Borrower should be signed by the appropriate authorized signatory who is authorized to sign and deliver this Offer Letter.

Very truly yours

For and on behalf of
JPMORGAN CHASE BANK (CHINA) COMPANY LIMITED,
SHANGHAI BRANCH

/s/ Betty Wang
Name: Betty Wang
Title: Managing Director and Branch Manager

We agree to the terms and conditions of the Offer Letter:

For and on behalf of
Sagent (China) Pharmaceuticals Co., Ltd.

/s/ Chuan Qin
Name: Chuan Qin
Title: President

Date: April 6, 2015

Fixed Assets Committed Loan Facility Offer Letter

Standard Terms and Conditions

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Fixed Assets Committed Loan Facility Offer Letter to which these Standard Terms and Conditions are attached and of which these Standard Terms and Conditions form part. The Offer Letter shall take effect on the Effective Date.

1.	Availability

1.1	No Drawing will be available for drawdown after the Availability Period. In order to use the Facility, the Borrower shall, from time to time, submit requests to the Bank in writing for Drawings under the Facility. The availability of the Facility will be subject to the satisfaction of all conditions precedent set forth in the Offer Letter by the Borrower (unless waived in writing by Bank) and the availability of lending room within our regulatory ceilings. The Bank agrees to provide the Facility in accordance with the terms and conditions of the Offer Letter. Unless otherwise informed by the Bank, the Facility shall be cancelled automatically upon the expiry of the Availability Period, and the Bank will not accept any application to utilize the undrawn portion of the Facility after the expiration of the Availability Period.

1.2	Credit availability for each Drawing is subject to:

(a)	the execution and delivery of the documents referred to in clause 2 below, and as the case may be, in the Offer Letter and such other documentation as the Bank may, in its reasonable judgment, from time to time deem appropriate;

(b)	the Bank’s receipt and continuing reasonable satisfaction with the Borrower’s current financial information (including without limitation audited annual and periodic unaudited financial statements, promptly prepared and received), in form and substance reasonably satisfactory to the Bank, which information will be furnished to the Bank as it may from time to time reasonably request required to be delivered hereunder; and

(c)	the Bank’s continuing reasonable satisfaction with the business affairs, financial condition and prospects of the Borrower and the Bank’s reasonable determination of the Borrower’s actual need for the relevant Facility (as assessed by the Bank from time to time depending on the Borrower’s current and relevant financial, business and credit conditions); and

(d)	there being no Material Adverse Effect since the Effective Date or material adverse change in the international financial environment.

1.3	The Borrower will apply the proceeds of the Facility for the Purposes stated in the Offer Letter. The Facility will not be used for other purposes without the prior consent of the Bank.

1.4

Should the Bank, in its sole discretion, allow the aggregate outstanding amount of Drawings under the Facility to exceed the Facility Amount stated in the Offer Letter, such permitted Drawings will be subject to the same terms and conditions stipulated in the Offer Letter. The Borrower shall not use the Facility for purposes other than the purpose which is set out in the Offer Letter, and for the purpose of such Drawings, the Borrower shall from time to time upon the reasonable request of the Bank, execute, sign, perfect, do and ensure the doing of and if required, register every document and undertake such actions as, in the reasonable opinion of the Bank, may be necessary for the preservation and the perfection of all rights and powers of the Bank. The above should not, however, be construed as agreement on the Bank to make any modifications whatsoever to the Offer Letter or the Facility.

1.5	The Interest Period for a Drawing will be the period as stated in the Offer Letter. In respect of such Drawing, the first Interest Period for any Drawing will commence on and include its Drawdown Date and extend up to and excluding the immediately succeeding Interest Settlement Date. Each subsequent Interest Period for that Drawing will commence on and include the Interest Settlement Date of the immediately preceding Interest Period for that Drawing. If an Interest Period for a particular Drawing would otherwise overrun the expiry date of the Final Maturity, it will be shortened so that it will end on the Final Maturity, whichever is earlier. If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

2.	Conditions Precedent

2.1	In addition to the terms of clauses 1.1 and 1.2, the availability of the Facility will be subject to the availability of funds, the availability of room within the Bank’s regulatory ceiling and completion or performance, as applicable, of each of the following conditions precedent to the satisfaction of the Bank (unless waived in writing by Bank):

(a)	receipt by the Bank of each of the following documents and satisfaction of each of the following conditions in form and substance reasonably acceptable to it not less than three (3) Business Days immediately preceding the date on which the initial Drawing is intended to be made:

(i)	the original of this Offer Letter duly executed by the Borrower;

(ii)	copies of the constitutional documents of the Borrower including without limitation the current valid relevant governmental approvals, business license, organization code certificate, capital contribution verification report, articles of association and directors list(if any);

(iii)	copy of the Borrower’s current IC Card (Credit Information Card) issued by the People’s Bank of China;

(iv)	copy of internal authorisation documents of the Borrower approving the Facility hereunder and the authorised representatives to accept and sign the terms, conditions and documents in connection with the Facility hereunder in compliance with its articles of association and applicable laws;

(v)	an original Loan Card Authorization Letter on form reasonably acceptable to the Bank;

(vi)	original of the names and specimen signatures of the persons authorised to sign, on behalf of the Borrower, this Offer Letter, each Request and any other documents or perform any acts as may be required by the Bank in connection with the Finance Documents and copies of their ID;

(vii)	copy of original of Guaranty or other form of security issued by Ultimate Parent Company and certain of its affiliates or financial institutions approved by the Bank, in favor of the Bank, in respect of the obligations of the Borrower under the Offer Letter, in form and substance reasonably satisfactory to the Bank;

(viii)	evidence that the Borrower has paid all its own stamp duties chargeable on the Offer Letter;

(ix)	any other authorisation or other document, opinion or assurance which the Bank reasonably considers necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document;

(x)	in connection with the Effective Date, the Borrower’s financial information for the period ending December 31, 2013, in form and substance reasonably satisfactory to the Bank;

(xi)	establishing and maintaining the Loan Account;

(xii)	evidence that all fees then due and payable pursuant to the Offer Letter has been or will be paid by the Borrower or Ultimate Parent Company;

(xiii)	in relation to each loan proceeds to be disbursed by means of Entrusted Disbursement by the Bank, the relevant transaction materials reasonably satisfactory to the Bank which could prove the purpose of the loan proceeds proposed to be drawn;

(xiv)	the Borrower does not have any outstanding Subrogation Foreign Debt, and if the Borrower has incurred any Subrogation Foreign Debt, it has provided to the Bank all the information related to the credit default, registration of the Subrogation Foreign Debt and repayment of the Subrogation Foreign Debt under the relevant Inbound Security Transactions;

(xv)	copies of the following documents and evidence related to the Project:

(1)	evidence that the Project has been approved by or (as the case may be) filed with the National Development and Reform Commission or its relevant local office in accordance with the applicable law;

(2)	evidence that the Borrower has obtained the land use right in relation to the site where the Project is located;

(3)	evidence that the environmental impact assessment documents with respect to the Project have been examined and approved by competent environmental protection authorities;

(4)	evidence that the Borrower has satisfied the investor’s qualification and business qualification requirements (if any) in accordance with the applicable law;

(5)	evidence that the project capital meets the statutory requirement on minimum capital ratio and that such minimum capital has been injected in accordance with law and/or the requirements of competent authorities; and

(6)	evidence that after the occurrence of the proposed Drawing, the Borrower’s capital injection ratio (being the ratio between the injected project capital to the approved total project capital will not be lower than the ratio of all loans then drawn under this Facility to the total Facility Amount hereunder;

(xvi)	The Borrower having provided the Bank with evidences to the Bank’s reasonable satisfaction that the progress of the Project properly reflects the capital investment into the Project to date.

2.2	In addition to the terms of clauses 1 and 2.1, the availability of each Drawing subsequent to the initial Drawing is subject to (i) each of the documents delivered or to be delivered under clause 2.1 remaining true complete and up to date as of the date upon which that relevant Drawing is made available by the Bank, and (ii) the Bank continuing to be reasonably satisfied as that date in relation to each of the matters referred to in clauses 1.2(b), 1.2(c) and 1.2 (d); and (iii) no Event of Default or prospective Event of Default is existing or would result from the Drawing.

2.3	All documents (other than originals) submitted by the Borrower are required to be certified as true, complete and up-to-date by the company chop or an authorized officer of the Borrower.

3.	Covenants

3.1	In consideration of the Bank making the Facility available to the Borrower, the Borrower undertakes to the Bank during the period while any sum owing to Bank under the Offer Letter is outstanding or any Facility is available to the Borrower under the Offer Letter that:

(a)	it shall obtain and maintain in full force, validity and effect all governmental and other approvals, authorizations, licenses, consents and registrations required in connection with the Facility and do or cause to be done all other acts and things necessary for the performance of its obligations under any Finance Document (including but not limited to complying in all respects with all applicable laws to which it may be subject);

(b)	it shall promptly upon Bank’s reasonable request provide to the Bank information pertaining to the financial, the occurrence of any Subrogation Foreign Debt, business and/or shareholding status of the Borrower and/or its subsidiaries to ensure that the Bank is kept informed of the same on an on-going and up-to-date basis;

(c)	it shall ensure that at all times the claims of the Bank against it under the Offer Letter rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors;

(d)	it shall ensure that Ultimate Parent Company holds a beneficial interest in the Borrower that is no less than the percentage stated in the Offer Letter and the Borrower shall also obtain the prior written consent of the Bank in the event of any significant and/or material changes to its direct shareholdings and/or subsidiaries in relation to the Borrower’s investments, borrowings (other than indebtedness permitted hereunder), mergers, acquisitions as well as divestments of the Borrower and/or any change in its shareholders and/or direct shareholdings;

(e)	it shall ensure that it will not utilise any amount drawn under the Facility for investments in securities or futures markets, equity investment and/or any other purpose which is in violation of applicable laws or regulations;

(f)	in relation to compliance by the Bank of its regulatory obligations, provide any necessary assistance in respect of the Offer Letter, Finance Documents and this Facility as the Bank may reasonably require, and the Borrower agrees that the Bank is entitled to reasonably monitor or verify the utilization of the Facility, including, without limitation, requiring the Borrower to furnish documents and information which the Bank deems necessary in this regard. Furthermore, the Borrower shall comply with any and all reasonable requests by the Bank for information, documents and/or such other evidentiary material in relation to the Borrower’s financial, business and credit situation including but not limited to the means and extent of the Borrower’s utilization of the proceeds of the relevant Facility disbursed by the Bank (by way of a loan usage record or such other document requested by the Bank) and for the avoidance of doubt, any and all information, documents and/or evidentiary material provided by the Borrower to the Bank shall be true, complete and valid;

(g)	it shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(h)	it shall not request any Facility, shall not use, and shall ensure that its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Facility (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(i)

should any document presented to the Bank or any transaction contemplated herein involves any Sanctioned Country, any Sanctioned Person or any breach or violation of Anti-Corruption Laws or applicable Sanctions, the Borrower agrees that (i) the Bank has the right not to effect payment under or in connection with the transaction contemplated herein and not to handle or process the transaction or the documents and (ii) the Bank shall not be liable for any delay or failure to pay, process or return such documents or for any related disclosure of information;

(j)	it shall immediately notify the Bank of the occurrence of any of the following:

(i)	any Event of Default or event that would, with the lapse of time, constitute an Event of Default;

(ii)	any event or circumstance which the Borrower becomes aware of that has or could reasonably be expected to result in a Material Adverse Effect.

(k)	it shall provide the Bank with its fiscal audited year-end financial statements within 180 days of the end of the fiscal period acceptable to the Bank and consistent with Chinese statutory requirements, its first and second fiscal quarter financial statements within 60 days of the end of each of its second fiscal quarter, its third and fourth fiscal quarter financial statements within 60 days of the end of each of its fourth fiscal quarter and other financial statements required by the Bank from time to time;

(l)	it shall not amend any constitutional documents in a manner that is or could reasonably be expected to be materially adverse to the interests of the Bank;

(m)	it shall not enter into hedging or treasury transactions other than for hedging actual or projected exposure arising in the ordinary course of trading (but not for speculative purposes), or as otherwise agreed by the Bank and the Borrower;

(n)	it shall not create or permit to subsist any mortgage, pledge, lien, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security on any of its assets, without the prior written consent of the Bank (such consent shall not be unreasonably withheld);

(o)	it shall not, without the prior written consent of the Bank, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets, except that the foregoing does not apply to any disposal made on commercial terms in the ordinary course of trading of the Borrower or disposal of assets in an aggregate amount during the term of the Facility of $5,000,000;

(p)	it shall ensure that no substantial change is made to the general nature (which shall include businesses reasonably related, complementary or substantially similar) of the business of the Borrower, without the prior written consent of the Bank (such consent shall not be unreasonably withheld);

(q)	it shall not incur any additional financial indebtedness, except that the foregoing does not apply to (i) any financial indebtedness incurred under the Finance Documents, (ii) financial indebtedness of Borrower owing to Ultimate Parent Company or Sagent Pharmaceuticals, a Wyoming corporation, (iii) trade payables incurred in the ordinary course of business or (iv) unsecured financial indebtedness of Borrower in an aggregate amount not to exceed $5,000,000;

(r)	in the event that the Borrower is characterized as a group customer (the “Group Customer”) in accordance with the PRC law and the Bank’s policy, immediately notify the Bank of any related party transaction where the value of such transaction is equal to or greater than 10% of the net assets of the Borrower (when determining the value of the transaction for the purpose of this clause 3.1(r), a series of related transactions shall be construed as a single transaction and any amounts involved shall be aggregated), and provide all material details of such transaction, including without limitation:

(i)	the relationship between the parties to the transaction;

(ii)	a description of the transaction and the nature of the transaction;

(iii)	the value of the transaction and the percentage of the Borrower’s net assets that such value constitutes; and

(iv)	the pricing principles of the transaction (including transactions without consideration involved or transactions with only a nominal consideration).

(s)	it shall ensure that the actual total investment amount of the Project does not exceed 110% of the approved total investment amount (if applicable);

(t)	shall reasonably cooperate with the on-site inspections to be conducted by the Bank in respect of the loans and the Project, including but without limitation providing representative(s) designated by the Bank with access to the project site or the Borrower’s premises to conduct on-site inspections with reasonable prior notice and during business hours;

(u)	it shall provide the Bank with a progress report in relation to the Project affixed by the company chop (or seal) of the Company in form reasonably satisfactory to the Bank on semi-annual basis and/or where required by the Bank and/or as required in accordance with the terms of the Offer Letter; and

(v)	all approvals, license, authorization, permit in connection with the Borrower and the Project shall remain in full force and effect from the date hereof until the payment in full of all amounts due and payable (other than unasserted contingent obligations) under this Offer Letter.

3.2	All payments made under the Finance Documents will be made in full and free and clear of and without any set off, counterclaim, deduction or withholding for or on account of any taxes or other claims, except to the extent that the Borrower is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid under the Finance Documents, the Borrower will pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax or any other deduction. The Borrower will:

(a)

pay the full amount of all taxes required by law to be deducted or withheld by it from any amounts paid or payable under the Finance Documents and will make all tax deductions and related payments and attend to all filings and related procedures in relation to such deduction or payment within the time periods required under all relevant laws and regulations and within such periods as may be required;

(b)	within 15 days of the payment being made, deliver to the Bank evidence satisfactory to the Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority; and

(c)	forthwith on demand indemnify the Bank against any loss or liability which the Bank incurs as a consequence of the payment or non-payment of those taxes (except to the extent such loss or liability results from the Bank’s gross negligence, bad faith or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction).

3.3	(a)	The Borrower will promptly upon written demand by the Bank pay to the Bank the amount of any documented increased cost incurred by the Bank as a result of the introduction of, or any change in, the interpretation or application of, any law or regulation or compliance with any regulation made after the date of this Offer Letter provided that this clause 3.3(a) does not apply to any change in the rate of, or change in the basis of calculating, tax on the overall net income of the Bank or any of branches of JPMorgan Chase Bank (China) Company Limited.

(b)	The term “increased cost” when used in this Offer Letter means an additional cost incurred by the Bank as a result of it having entered into, or performing, maintaining or funding its obligations under the Finance Documents or a reduction in any amount payable to the Bank or in the effective return to the Bank under this Offer Letter (or to the extent that it is attributable to this Offer Letter) on its capital but does not include any increased cost compensated for under clause 3.2.

3.4	The Borrower further undertakes and warrants to the Bank that as the payment obligor under the relevant transaction, the Borrower shall be solely liable for the appropriateness and/or correctness of each payment of a Drawdown made by the Bank in compliance with the Borrower’s instruction and/or authorization. The Bank’s examination of the transaction materials submitted to it by the Borrower and the Bank’s payment in reliance thereon will not release or mitigate the Borrower’s liability to the Bank.

4.	Repayment

Each Drawing together with all the outstanding interest accrued thereon to the date of repayment are repayable on the dates as set out in the provision “Repayment Schedule” in the Offer Letter.

5.	Prepayment

5.1	The Borrower cannot prepay any outstanding amount within 18 months (the “Prepayment Restriction Period”) after the Availability Period.

5.2

After the Prepayment Restriction Period, the Borrower shall have the right at any time and from time to time to prepay any outstanding amount under the Facility in whole or in part (but in integral multiples of US$10,000 for the Facility or such amount of integral multiples as approved by the Bank), subject to providing the Bank with not less than 15 Business Days’ prior written notice of such intention to prepay and obtaining the prior written consent of the Bank and any necessary government approval. All prepayments received by the Bank will be applied in or towards repaying of the outstanding Drawings together with the interest accrued of the Borrower under the Facility in proportion and the Bank reserves the right to charge reasonable fees arising from such prepayment at its sole discretion. The prior written notice of intention to prepay shall be irrevocable and shall specify the date on which the prepayment is to be made; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or other specified contingencies, in which case such notice may be revoked by the Borrower (by notice to the Bank at least three Business Days prior to the specified effective date) if such condition or other specified contingency is not satisfied.

5.3	The Borrower shall also pay to the Bank any Break Costs in the event of a prepayment. “Break Costs” are the amount(s) (if any) determined by the Bank in accordance with its reasonable business practices which would indemnify the Bank against any loss or liability that it incurs as a consequence of any part of a Drawing or overdue amount being so repaid or prepaid on a date other than the due date(s) for such Drawing and/or its interest component(s) and includes but is not limited to any and all costs incurred as a result of the Bank terminating all or any part of its fixed rate, swap or other hedging arrangements.

6.	Currency Indemnity

Without limiting the general application of this provision in relation to the Borrower’s obligations to the Bank (including but not limited to clause 4 (Repayment) and clause 5 (Prepayment) herein), the Borrower must, as an independent obligation, indemnify the Bank against any loss or liability which the Bank incurs as a consequence of:

(a)	the Bank receiving an amount in respect of the liability of the Borrower or the Ultimate Parent Company and/or its affiliates (where relevant and/or applicable) under the Finance Documents; or

(b)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document. Unless otherwise required by law, the Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

7.	Voluntary Cancellation

During the Availability Period and subject to the Bank having received from the Borrower at least 10 Business Days advance written notice, the whole or part of the undrawn Facility Amount may be cancelled. Any notice to the Bank for cancellation shall be irrevocable and no amount cancelled may subsequently be reborrowed.

8.	Set-Off

8.1

The Bank shall have a lien over, continuing security interest in and right of set-off exercisable against any and all deposits, special or general (other than payroll, trust, escrow, employee benefit or tax account), monies, securities or other property of the Borrower (collectively, the “Deposits”) now or at any time in the future on deposit with or otherwise held by the Bank or its affiliates located anywhere in the world, whether in transit or for safe keeping, custody, pledge, transmission, collection, deposit or otherwise, which lien, security interest and/or set-off may be exercised at any time an Event of Default has occurred and is continuing in satisfaction of all or any part of the amounts due from the Borrower under the Facility, regardless whether such obligations are actual or contingent, principal or subordinate, joint or several, due or undue, and whatever the nature or currency. In the event that the Facility hereunder is canceled or terminated, and there are contingent or prospective obligations owed by the Borrower to the Bank, the Bank is entitled to transfer the relevant amount in the Borrower’s account which is sufficient to cover the contingent or prospective obligations to the Bank’s account and use the relevant amount to set off the Borrower’s obligations upon the occurrence of the contingent or prospective event. If the obligations are in different currencies, the Bank may convert any obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

8.2	To the extent permitted by applicable law, in the event of any application by the Borrower for insolvency protection or other protection from creditor claims, in any jurisdiction, all amounts due under the Facility shall be deemed immediately to have become due and payable and, to the extent of such obligations, all Deposits shall be deemed to have been vested in the Bank immediately upon the filing of such application.

8.3	The Borrower waives any rights of set-off it may have at law or otherwise against the Bank with respect to amounts owed by the Borrower to the Bank from time to time.

9.	Representations, Warranties and Indemnity

9.1	The Borrower represents and warrants to the Bank that:

(a)	the Borrower is an entity duly registered and validly existing in accordance with the laws the PRC;

(b)	the Borrower pursuant to applicable laws and its relevant constitutional documents, has full power and authority to enter into and perform, and has taken all necessary legal and other action to authorize the entry into, performance and delivery of, the Finance Documents, the relevant documents in connection herewith and the transactions contemplated by the Finance Documents;

(c)	all verifications, business license, approvals, authorizations and other documents and permits required in connection with the entry into, performance, validity and enforceability of the Finance Documents and the transactions contemplated by, and the admissibility in evidence of, the Finance Documents have been obtained or effected and are in full force and effect and no material consents or authorizations whatsoever are required in relation to the Offer Letter other than those that the Borrower has informed the Bank;

(d)	the Finance Documents constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or general equitable principles;

(e)	the Borrower’s obligations under each Finance Document constitute its direct, unconditional, unsubordinated and unsecured obligations and rank and will rank at least pari passu with all Borrower’s other existing and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally;

(f)	the entry into and performance by it, and the transactions contemplated by, the Finance Documents do not and will not conflict with (a) any material law or regulation or judicial or official order, (b) the constitutional documents of the Borrower or (c) any document which is binding upon the Borrower or any of its assets;

(g)	it will use each and every Drawing according to the Purposes provided under the Offer Letter. The Borrower specifically warrants that it will not use any Drawing outside the legal business scope of its business license issued by the State Administration of Industry and Commerce and/or its constitutional documents;

(h)	no Event of Default has occurred or may result from the extension of any Drawings and no other event is outstanding which constitutes (or with the giving of notice or lapse of time, would constitute) a default under any document which is binding on the Borrower or any of its assets to an extent or in a manner which could reasonably be expected to result in a Material Adverse Effect;

(i)	all amounts payable by the Borrower under the Finance Documents may be made free and clear of and without deduction for or on account of any tax;

(j)	it does not have any Subrogation Foreign Debt that has not been fully discharged; and if it has incurred any Subrogation Foreign Debt, it has provided to the Bank all the information related to the credit default, registration of the Subrogation Foreign Debt and repayment of the Subrogation Foreign Debt under the relevant Inbound Security Transactions;

(k)	no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against the Borrower or any of its subsidiaries;

(l)	it is not in breach of any applicable laws or regulation that could reasonably be expected to have a Material Adverse Effect or might adversely affect the reputation of the Bank;

(m)	The Borrower has in all aspects satisfied the requirements set out in relevant laws and regulations of the state except as could not reasonably be expected to result in a Material Adverse Effect. Such requirements include but not limited to:

(i) the Project complies with all relevant state policies regarding industry, land, environmental protection and all administrative procedures for the fixed asset investment project as required by law have been fulfilled;

(ii) the Project complies with all statutory capital requirements on investment for fixed assets with same nature as the Project (including but without limitation the minimum capital ratio requirement);

(n)	All materials and written information (other than any projections, budgets, estimates, or other forward looking statements and information of a general economic or industry nature) provided to the Bank by the Borrower when taken as a whole do not contain when furnished any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading at the time when they are provided;

(o)	it has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person;

(p)	None of (a) the Borrower, any subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person; and

(q)	No Facility, use of proceeds or other transaction contemplated by this Offer Letter will violate any Anti-Corruption Law or applicable Sanctions.

9.2	The representations and warranties set out in clause 9.1 (i) are made on the Effective Date of the Offer Letter, and (ii) are deemed to be repeated by the Borrower on the date of each Request and the date of any Drawing being made.

9.3	The Borrower will indemnify the Bank against any cost, liability, damage, loss or expense (including without limitation reasonable and documented out-of-pocket legal fees of one outside counsel, costs and expenses) which the Bank may suffer, incur or sustain directly or indirectly, as a consequence, of or in connection with (a) any default or shortfall in payment by the Borrower of any sum due under the Offer Letter (including where the amount received by the Bank in a currency other than denominated currency of the Facility (“Denominated Currency”) when converted into Denominated Currency at a market rate in the usual course of the Bank’s business is less than the amount owed in Denominated Currency under this Offer Letter); (b) Break Costs in respect of an overdue amount being received otherwise than on the Interest Settlement Date; (c) a change in currency of the PRC; (d) any breach by the Borrower of any term of this Offer Letter or (e) a Drawing not being made for any reason (excluding any default or negligence of the Bank) after a Request has been delivered or made by the Borrower.

9.4	The Borrower will pay the Bank promptly upon demand all costs, charges and reasonable and documented expenses incurred by the Bank in connection with the negotiation, preparation, execution, performance and enforcement of the Finance Documents to the extent permitted by applicable laws and regulations; provided that Borrower shall only be obligated to reimburse Bank for expenses with respect to one on-site inspection per year unless an Event of Default exists or such inspection is required to comply with applicable laws and regulations.

10.	Disclosure

The Bank may disclose confidential information and documents relating to the Borrower in connection with the Facility which are in the Bank’s possession (including all personal data (the “Personal Data”) of any individuals disclosed by the Borrower in connection with or for the purpose of the Facility) (a) if requested by any regulator or required under court orders or in order to comply with requests or orders made under applicable laws and regulations or (b) in order to, in the Bank’s reasonable discretion, pass on such information and documents to bank examiners, the Bank’s head office and other branch offices, its affiliates and associates, assignees and prospective assignees and the Bank’s auditors, counsel and other professional advisers as well as agents and contractors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). Insofar as the Personal Data is provided by the Borrower, the Borrower represents and warrants that it has obtained sufficient informed consent from the relevant individuals and will promptly provide the Bank with such consent as and when requested by the Bank.

11.	SAFE Registration, Verification and Approval

The Borrower undertakes that it will comply with, and will cause the Ultimate Parent Company to comply with, all applicable requirements and procedures of the State Administration of Foreign Exchange and its competent local counterparts (“SAFE”) under relevant laws and regulations in respect of the Guarantee including without limitation maintaining a sufficient audited net asset of last fiscal year and/or borrowing gap available for the enforcement of the Guaranty. The Borrower further agrees to do, and will cause the Ultimate Parent Company to do, all acts necessary, as advised by the Bank from time to time, to meet the laws or regulations of SAFE or other regulatory authorities in the PRC regarding the Borrower’s and, if applicable, the Ultimate Parent Company’s obligations of payment to the Bank under the relevant Finance Document and/or the conversion into the Denominated Currency of the Facility or vice versa that may be paid or due under the terms of the Finance Documents.

12.	Events of Default

12.1	Each of the following events or circumstances is an Event of Default by the Borrower under the Offer Letter:

(a)	The Borrower or the Ultimate Parent Company and/or their subsidiaries (where relevant and/or applicable) fails to pay (i) any principal amount when the same shall become due and payable or (ii) any other amount payable when the same shall become due and payable and such failure shall continue unremedied for a period of three (3) Business Days, in each case pursuant to any Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable.

(b)	Any representations or warranties made or deemed to be made by the Borrower, Ultimate Parent Company and/or their subsidiaries (where relevant and/or applicable) under any Finance Document or any documents, materials or written information provided by the Borrower to the Bank pursuant to the Offer Letter is or proves to have been incorrect or misleading in any material respect (including without limitation the provision of any false information by the Borrower to the Bank or the concealment by the Borrower from the Bank of any material financial matters).

(c)	The Borrower, Ultimate Parent Company and/or their subsidiaries (where relevant and/or applicable) fails to perform any other obligations or comply with any covenants, undertaking or responsibilities under the Finance Documents completely and properly.

(d)	The Borrower applies the proceeds of the Facility for any purpose other than the Purposes stated in the Offer Letter without the prior consent of the Bank, or uses the Facilities to carry out any transaction in violation of any applicable laws or regulations.

(e)	The Borrower uses a false invoice or other agreement with a related party and/or pledges or receives a discount on any receivables (such as notes receivables or accounts receivables) that are not based on a genuine transaction to obtain funds, credit or facilities (including the proceeds of the Facilities) from the Bank.

(f)	The Borrower refuses to accept or cooperate with any attempts by the Bank to supervise or inspect the Borrower’s utilization of the proceeds of the Facility or any of the Borrower’s related financial activities or the Project.

(g)	In the event of any merger, acquisition or restructuring in relation to the Borrower and/or any of its subsidiaries, such merger, acquisition or restructuring may, in the reasonable opinion of the Bank, adversely affect the Bank’s creditor rights or interests under this Offer Letter.

(h)	The Borrower enters into any related party transactions that may, in the opinion of the Bank, evade any debt obligations owed to the Bank (whether under this Offer Letter or otherwise) or otherwise affect the Bank’s creditor rights or interests under the Offer Letter.

(i)	Any financial indebtedness of the Borrower in an aggregate amount in excess of $1,000,000 (excluding trade payables) (a) is not paid when due; or (b) is declared or is capable of being declared by any creditor, to be or otherwise becomes due and payable prior to its specified maturity

(j)	Any event of default howsoever defined therein occurs under the Parent Credit Facility.

(k)	The Borrower is unable or admits in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they fall due; or the value of the assets of the Borrower is less than its liabilities (taking into account contingent liabilities) as reported in the financial statements prepared in a manner consistent with Chinese statutory law.

(l)	The Borrower becomes insolvent, applies for bankruptcy, is requested bankruptcy by any other person without the consent of Ultimate Parent Company, Borrower and/or their subsidiaries (and such request or application of such other person continues undischarged for sixty (60) days), becomes bankrupt, is declared bankruptcy or dissolution, is ordered to suspend business for consolidation, is closed, its business license/operation permit is revoked, is taken over, terminated or other similar situations occur, or other situations under which the Borrower loses or may lose the ability to perform its obligations occurred.

(m)	Any expropriation, attachment, sequestration, distress or execution affects any material assets of the Borrower.

(n)	It is or becomes unlawful for the Borrower, Ultimate Parent Company and/or their subsidiaries (where relevant and/or applicable) to perform any of its obligations under the Finance Documents or any obligation of the Borrower, Ultimate Parent Company and/or their subsidiaries (where relevant and/or applicable) under the Finance Documents is not or ceases to be legal, valid, binding or enforceable.

(o)	The Borrower repudiates the Offer Letter.

(p)	The opinion issued by the auditors of the Borrower in respect of the Borrower’s business affairs and/or financial condition contains a “going concern” or like qualification, commentary or exception (other than a going concern or like qualification due solely to the fact that the Final Maturity is then scheduled to occur in less than twelve months) or contains any qualification or exception as to scope.

13.	Acceleration

13.1	In case of the occurrence of (1) any Event of Default, (2) in the case where the Facility is denominated in a currency other than RMB, the imposition by the relevant government authorities of the PRC of certain types of exchange control restrictions or the commencement of negotiations by such government authorities, which might, in the reasonable opinion of the Bank, have a material adverse impact on the Bank’s interest under the Finance Documents or (3) a material change to the Borrower’s operations in the PRC or a material change occurs to the PRC’s credit policies or industry policies, which could reasonably be expected to have a substantially adverse effect on the Borrower’s operations, the Bank or any of its agents shall be entitled to, at its own discretion by written notice to Borrower:

(a)	cancel any or all the Facility whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Drawings under the Facility, together with accrued interest, and all other amounts (including, without limitation, commissions, fees or like charges) accrued or outstanding under the Offer Letter be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	change all existing disbursements of proceeds into Entrusted Disbursement and/or stop all outward payment of loan proceeds from the Loan Account;

(d)	exercise any right or remedy under the Finance Documents; and/or

(e)	adopt any other measures or take any other actions in accordance with PRC laws.

14.	Miscellaneous

14.1	Certificates

A certificate or statement by the Bank shall be conclusive evidence of the indebtedness of the Borrower under the Offer Letter (including without limitation the relevant rate of interest, the amount outstanding under the Offer Letter or any other amount payable thereunder) save in the case of manifest error on the Bank’s part.

14.2	No waivers

Any delay or omission by the Bank in enforcing its rights under any Finance Document will not constitute a waiver of any of its rights at any time.

14.3	Assignment

The Bank may at its sole discretion assign or transfer to one or more banks or other entities all or a portion of its rights and/or obligations under the Facility and the Finance Documents without the consent of the Borrower; provided that the Bank shall provide the Borrower written notice of any such assignment or transfer.

The Bank may sell participations to one or more banks or other entities all or a portion of its rights and obligations under the Facility and the Finance Documents without the consent of the Borrower.

The Borrower may not assign, transfer or otherwise dispose of any of its rights, benefits or obligations under the Facility or any Finance Document.

14.4	Severance

If at any time any of the terms and conditions of the Offer Letter is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the remaining terms and conditions shall not be affected thereby.

14.5	Variation

No amendment of any provision of the Offer Letter shall be valid or binding upon the parties unless made in writing and duly executed by the Bank and Borrower.

14.6	Illegality

If, at any time it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by the Offer Letter or to make available the Facility, the Bank shall promptly notify the Borrower upon becoming aware of that event whereupon that Facility will be immediately cancelled and the Borrower shall repay all moneys owing in respect of that Facility (including without limitation all principal and accrued interests and fees) on the date specified by the Bank.

15.	Governing Law and Jurisdiction

15.1	This Offer Letter shall be governed by and construed in all respects in accordance with the laws of the PRC.

15.2	Any dispute arising from or in connection with this Offer Letter, including any question regarding its existence, validity, breach or termination, between the parties, shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing or Shanghai, for arbitration which shall be conducted in accordance with its arbitration rules in effect at the time of applying for arbitration.

15.3	The language of the arbitration shall be in English.

15.4	The tribunal shall consist of three arbitrators who must be able to conduct the arbitration in English. The parties hereby agree to the appointment of arbitrators who may not be on CIETAC’s Panel of Arbitrators nor on any unofficial panel of arbitrators. The party initiating arbitration shall appoint one arbitrator and the party responding to the notice of arbitration shall appoint the other arbitrator. The third arbitrator (the “Presiding Arbitrator”) shall not be a national of the PRC and shall be selected by agreement between the parties or, failing agreement within 20 Business Days after the date of appointment of the second of the two arbitrators appointed by the respective party, by the chairman of CIETAC.

15.5	Any arbitral award a) shall be made in English and Chinese (provided, however, that in the event of a conflict between the two versions, the English version shall govern unless otherwise required by relevant laws and regulations); b) shall be final and binding on both parties; and c) may be enforced in accordance with the provisions of the award.

15.6	During the course of resolving the dispute, the parties shall continue to fully perform this Offer Letter except for the matters in dispute.

16.	Notices

16.1	Any request, notice, instruction or demand to be given or served on the Borrower or the Bank under or pursuant to these terms and conditions may be given or served by leaving the same at the address specified on the signature page of these terms and conditions under the name of the Borrower or the Bank (as the case may be) or posting the same (by prepaid first-class post) by letter addressed to such address, or by facsimile to the facsimile number specified on the signature page of these terms and conditions under the name of the Borrower or the Bank (as the case may be). Any request, notice, instruction or demand sent by post in accordance with this clause to any destination in the PRC shall be deemed to have been served at 10:00 am (Beijing time) on the second day following the date of posting or, in the case of a destination outside the PRC at 10:00 a.m. (Beijing time) on the fourth day following and exclusive of the date of posting; or, if sent by facsimile, shall be deemed to have been served when dispatched. In proving such service by post it shall be sufficient to show that the letter containing the request, notice, instruction or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

16.2	Notwithstanding the above, any request, notice or instruction to be served on the Bank shall be effective only when actually received by the Bank.

16.3	The Borrower agrees to be bound by any request, notice or instruction given in the name of the Borrower by letter or facsimile which bears or purports to bear the signature of any of its authorised signatories which the Bank reasonably believes in good faith was authorized by the Borrower whether or not such request, notice or instruction was actually authorised by the Borrower.

17.	Definitions and Interpretation

In the terms and conditions of the Offer Letter, if not inconsistent with the subject or context, words importing the singular number shall include the plural number and vice versa, words importing any gender shall include other genders and references to “persons” shall include any body of person, corporate or unincorporate. The headings are inserted for reference only and shall not affect the construction of the terms and conditions of the Offer Letter.

“Alternative Rate” means in relation to any Interest Period:

(a)	if available, the applicable Screen Rate for the immediately preceding Business Day, adjusted to take into account such factors as the Bank may, in its absolute discretion, consider necessary; and

(b)	if the Screen Rate referred to in sub-paragraph (a) is unavailable, the Bank’s prevailing cost of funds, which shall be determined by the Bank at its reasonable discretion based on prevailing market conditions, defined as the rate per annum reasonably determined by the Bank to be its cost in funding or taking deposits in an amount comparable to the proposed Drawing or such relevant sum(s) together with any other costs occasioned by or attributable to complying with reserves, liquidity, deposit or other requirements imposed from time to time by any relevant authorities, governmental or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its subsidiaries from time to time concerning or relating to bribery or corruption.

“Business Day” means a day (other than a Saturday, a Sunday or a public holiday) on which banks are open for general business in the PRC provided that if any payment of principal, interest or such other amounts and/or the performance of any obligation falls on such a day that is not a Business Day, that payment or obligation may be undertaken on the Business Day immediately after that day unless such date is on the last day of a calendar month, in which case, the Business Day immediately preceding the date on which such payment and/or obligation was intended to be undertaken.

“Drawdown Date” means in relation to any Drawing, the date on which that Drawing is funded into Loan Account.

“Drawing” means the borrowing under the Facility of all or any portion of the Facility Amount by the Borrower or as the context may require, the principal amount of such borrowing.

“Event of Default” means each event of default set out in clause 12 of the Standard Terms and Conditions.

“Facility Amount” means the facility amounts stated in the Offer Letter.

“Finance Documents” means, collectively, the Offer Letter, the Guaranty, each Request and any other agreements or instruments executed and delivered to, or in favor of, the Bank in connection with the Offer Letter.

“Inbound Security Transactions” means a transaction under which the Borrower’s debt owing to a PRC financial institution is guaranteed, secured or otherwise supported by an offshore entity.

“Interest Period” means, in relation to a Drawing, each period determined in accordance with the provision “Interest Period” under the Offer Letter and clause 1.5 under the Standard Terms and Conditions.

“Interest Settlement Date” means the last day of the relevant Interest Period.

“LIBOR” means, in relation to any Drawing:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for the currency of that Drawing and for a period equal in length to the Interest Period of that Drawing; or

(b)	if no Screen Rate is available for the Interest Period of that Drawing, the Interpolated Screen Rate for that Drawing; or

(c)	if (i) no Screen Rate is available for the currency of that Drawing and (ii) it is not possible to calculate an Interpolated Screen Rate for that Drawing, then the Alternative Rate set forth in the Offer Letter shall apply to the relevant Drawing, unless and until the Bank and the Customer shall mutually agree upon a substitute rate.

If any such applicable Screen Rate or Interpolated Screen Rate is below zero, LIBOR will be deemed to be zero.

“Material Adverse Effect” means any event or circumstance occurs that could reasonably be expected to have a material adverse effect on or material adverse change in:

a)	the business, assets, financial condition or operations of the Borrower, the Ultimate Parent Company and their respective subsidiaries, taken as a whole;

b)	the ability of the Borrower to perform and comply with its obligations under any Finance Document to which it is a party; or

c)	the validity, legality or enforceability of, or the rights or remedies of the Bank under, any Finance Document.

“Quotation Day” means, in relation to any period for which an Interest Rate is to be determined, two Business Days before the first day of that period unless market practice differs in the relevant market by reference to which LIBOR for a currency is determined, in which case the Quotation Day for that currency will be determined by the Bank in accordance with market practice in that market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Person” includes any individual, company, corporation, firm, partnership, joint venture, body unincorporated, association, organization, trust, state or agency of a state, governmental or other entity (in each case, whether or not having a separate legal personality).

“PRC” means the People’s Republic of China, excluding for the purposes of this Offer Letter the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Request” means a request in writing made by the Borrower for a Drawing, in the form set out in Schedule to this Offer Letter or any other form advised by the Bank from time to time.

“RMB” means the lawful currency of the PRC.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for the relevant currency and period displayed on page LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or, in each case, on the appropriate page of, or as may otherwise be available on, such other information service which publishes that rate from time to time.

“Specified Time” means Quotation Day as of 11:00 a.m. (London time).

“Subrogation Foreign Debt” means the foreign debt owing by the Borrower to any offshore guarantor or offshore security provider arisen from the performance or enforcement of any offshore guarantee and/or offshore security provided under Inbound Security Transactions.

“USD” means the lawful currency of the United States of America.

Schedule To

Fixed Assets Committed Loan Facility Offer Letter

Standard Terms and Conditions

Form of Request

To:	JPMorgan Chase Bank (China) Company Limited

Shanghai Branch

From:	Sagent (China) Pharmaceuticals Co., Ltd.

This is the Request referred to in the Offer Letter (including the Standard Terms and Conditions) dated April 6, 2015 between you, as the Bank, and ourselves as Borrower. Unless otherwise defined in this Request, terms defined in the Offer Letter shall have the same meaning and construction when used herein.

Fixed Assets Committed Loan Facility Offer Letter - April 6, 2015

1.	We request a Drawing as follows:-

(a)	Type of Facility: Fixed Assets Committed Loan Facility

Purpose: [                    ]

(b)	Drawdown Date: [ ]

(c)	Amount: [ ]

(d)	Payment instructions: [ ]

2.	We confirm that each condition specified in clauses 1.2 and 2 of the Standard Terms and Conditions are satisfied on the date of this Request.

3.	We hereby acknowledge that each of the documents delivered under clause 2 of the Standard Terms and Conditions remain true and complete as of the date made in all material respects as at the Drawdown Date.

4.	We hereby confirm that we do not have any outstanding amount of Subrogation Foreign Debt on the date of this Request.

5.	This request is irrevocable.

By:

[                    ]

Authorised Signatory